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[STRUCTURAL GENOMIX LOGO]
                                                                   EXHIBIT 10.12

April 13, 2001

                                  CONFIDENTIAL

Stelios Papadopoulos
c/o SG Cowen Securities Corporation
1221 Avenue of the Americas, 12th Floor
New York, NY  10020

            RE:  NON-EMPLOYEE DIRECTOR COMPENSATION

Dear Stelios:

Structural GenomiX, Inc. (the "Company") is very happy that you have expressed an interest in joining our Board of Directors (the "Board"). The Board is pleased to offer you the position on the Board ("Non-Employee Director"), effective July 12, 2001 (the "Vesting Commencement Date"), on the following terms:

Your compensation will be $2,000 for every three (3) months of service as a Non-Employee Director. The Company will also reimburse reasonable out-of-pocket expenses, which you incur in connection with your service as a Non-Employee Director.

Subject to approval by the Board, you will be granted two compensatory stock options ("Option A" and "Option B") to purchase one hundred twenty thousand (120,000) shares and sixty thousand shares (60,000), respectively, of the common stock of the Company (the "Common Stock") under the Company's 2000 Equity Incentive Plan (the "Incentive Plan"). Both Options will be nonstatutory stock options and are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The shares covered by the Options will have an exercise price equal to $0.85 per share, which represents the fair market value per share of the Common Stock on the date of grant.

The shares covered by Option A will vest over four (4) years according to the following schedule: 1/4th of the shares will vest on the first anniversary of the Vesting Commencement Date and 1/48th of the shares will vest monthly thereafter for the next three (3) years. The shares covered by Option B will vest on the sixth anniversary of the Vesting Commencement Date; however, the vesting on the shares covered by Option B may be accelerated upon the achievement of certain objectives (e.g., direct involvement in the Company closing a significant

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Stelios Papadopoulos                                              April 13, 2001
                                                                          Page 2

collaboration, establishment of a relationship with EMBL, etc.), which will be established by the Board. All vesting of shares covered by Option A and Option B will cease upon termination of your service as a Non-Employee Director. All other terms of both Options will be in accordance with the terms and requirements of the Incentive Plan and the Company's form of stock option agreement.

Subject to requisite approvals of existing stockholders of the Company, the Company will also offer to you the opportunity to purchase one hundred thousand (100,000) shares of Series C Preferred Stock. The purchase price of the shares will be $8.45 per share.

The Company will cover you under its director and officers liability insurance both during, and while potential liability exists, after your termination of service with the Company in the same amount and to the same extent as the Company covers its other Non-Employee Directors.

In your capacity as a Non-Employee Director of the Company, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

You acknowledge that as a result of your service as a Non-Employee Director you will obtain confidential information as to the Company and its affiliates and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if you should use such confidential information. During and after your service with the Company, you shall not use for your benefit or disclose confidential information, knowledge or data relating to the Company and its affiliates. In the event you disclose confidential information, you acknowledge that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law).

The terms of this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

The Company has exciting opportunities facing it, and we believe that your experience and background can greatly assist the Company in meeting those opportunities.

Sincerely,

/s/Tim Harris

Tim Harris, Ph.D.
President and CEO

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                              STELIOS PAPADOPOULOS

May 15, 2001

Dr. Tim Harris
President and CEO
Structural GenomiX
10505 Roselle Street
San Diego, CA 92121

Dear Tim:

I am in receipt of your letter of April 27, 2001, regarding my joining the Board of Directors of Structural GenomiX. I am honored by the invitation and I am delighted to accept your offer to join the board on the basis of the terms you outline in your letter.

Looking forward to a long and productive collaboration,

Sincerely,

/s/Stelios Papadopoulos

Stelios Papadopoulos

                    STRUCTURAL GENOMIX, INC. www.stromix.com
     CORPORATE HEADQUARTERS - 10505 Roselle Street - San Diego, CA 92121 -
                        858.558.4850 - 858.558.4859 fax
                  SGX BEAMLINE - Argonne Nactional Laboratory,
   Bldg. 438A - 9700 S. Cass Avenue, IL 60439-630.252.0820 - 630.252.0835 fax
  SGX SAN FRANCISCO - 525 Brannan Street, Ste. 200 - San Francisco, CA 94107 -
                        415.777.0868 - 415.777.0975 fax